UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2012

APD ANTIQUITIES, INC.

(Exact name of small business issuer as specified in its charter)

Commission File Number: 000-50738

Nevada	91-1959986
(State or jurisdiction of Incorporation or organization)	(I.R.S Employer I.D No.)

1314 S. Grand Blvd, Ste. 2-250, Spokane, WA 99202

(Address of principal executive offices)

(509) 744-8590
(Issuer’s telephone number)

___________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01.  Entry into a Material Definitive Agreements.

On or before June 30, 2012, ten unrelated accredited investors who made convertible loans to APD Antiquities in the aggregate principal net amount of $407,000 and interest due in the amount of $24,449.75, all agreed to extend the maturity date of their promissory notes from June 30, 2012 to August 14, 2012.  These ten convertible notes can be converted to restricted common stock at $.05 per share.

On July 3, 2012, APD Antiquities, Inc.  and AMCOR Exploration, Inc., its wholly owned subsidiary (“Optionees”) entered into a Option to Purchase Assets Agreement (the “Agreement”) with Northern Adventures LLC and Northern Adventures, Inc. (Optionors) related to the option to purchase certain mineral assets, existing mineral lease agreements, unpatented mining claims and an option to purchase existing leases from the state of Washington.  The exercise price for the option is the forgiveness of certain debts and accrued interest in the principal amount of $315,000 plus accrued interest of $18,331 as of June 30, 2012 owed by Northern Adventures, LLC to APD Antiquities and 80.5% of the outstanding shares of common stock of APD Antiquities as of the date of exercise to be issued to Northern Adventures, Inc.    The term of this agreement ends in 90 days unless extended by mutual consent of the parties.  The agreement is attached hereto as an exhibit and incorporated by reference (Exhibit 10.1 attached hereto).

Item 9.01.  Exhibits.  Financial Statements and Exhibits

(c)	Exhibits

10.1

Option to Purchase Assets Agreement between APD Antiquities, Inc., AMCOR Exploration, Inc. (a wholly owned subsidiary) and Northern Adventures, LLC and Northern Adventures, Inc. effective July 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APD ANTIQUITIES, INC. (Registrant)

Date: July 9, 2012	By:	/s/ Cindy K. Swank
Cindy K. Swank President and CEO